Exhibit 99.1

Draft

FOR IMMEDIATE RELEASE

Lockheed Martin Informs ICO of Six Week Launch Slot Postponement

RESTON, Va., August 6, 2007 — ICO Global Communications (Holdings) Limited (ICO) (NASDAQ: ICOG) today announced that Lockheed Martin Commercial Launch Services (LMCLS) has postponed the upcoming ICO launch slot approximately six weeks: from November 1, 2007 — November 30, 2007 to December 15, 2007 — January 15, 2008.  In addition, LMCLS expects that the range date for the launch will be January 7 or January 8, 2008.  LMCLS has indicated that the reason for the short postponement is that LMCLS’ subcontractor, United Launch Alliance, LLC, has revised its launch manifest due to a minor Atlas launch anomaly investigation and attendant resolution, coupled with unforeseen spacecraft processing issues that caused delays to the Atlas launches earlier in 2007.

ICO has posted the LMCLS postponement letter, the attached exhibits to the letter, and our request to the FCC to accommodate this minor launch slippage to ICO’s website (www.ico.com).

Tim Bryan, ICO’s Chief Executive Officer, commented, “The Atlas track record of successful launches is due in part to meticulous preparation and investigation of every launch vehicle issue.  We appreciate that LMCLS is taking the steps necessary to ensure a successful launch of our ICO G1 satellite.  We expect no issues at this time in delivering the ICO G1 satellite, and we are looking forward to the successful launch of our spacecraft in early January from Cape Canaveral, Florida.”

ICO will conduct a short conference call to answer any questions about the Atlas launch developments.  Please use the following information:

Date:       Tuesday, August 7, 2007                    Time:  9:30 AM Eastern Standard Time

Call in number (US):  (877) 704-5386

Call in number (Int’l):  (913) 312-1302

Confirmation Code:  1504897

A replay of the conference call will be available for 24 hours.  The replay telephone numbers are:  888/203-1112 (US) and
719/457-0820 (Int’l), using replay code: 1504897.

Please dial in 5 to 10 minutes prior to the scheduled start time.

About ICO

ICO Global Communications (Holdings) limited (www.ico.com) is a next-generation satellite communications company based in Reston, Virginia.  ICO is developing an advanced hybrid system, combining both satellite and terrestrial communications capabilities, in order to offer wireless voice, data, video, and Internet services on mobile and portable devices.

Safe Harbor Statement

This press release contains forward-looking statements, including statements regarding the delivery and launch of ICO’s G1 satellite.  The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from our expected results, including the potential for satellite construction and/or launch delays.  More information about risks is contained in ICO’s most recent Annual Report on Form 10-K and its other filings with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release speak as of the date hereof, and ICO undertakes no obligation to revise or update any forward-looking statements for any reason.

For More Information:

Debbie Macomber

ICO

703 964 1400